                                                           EXHIBIT 11

                  DURA AUTOMOTIVE SYSTEMS, INC.
          STATEMENT OF COMPUTATION OF EARNINGS PER SHARE
         FOR THE THREE MONTHS ENDED JUNE 30, 1997 AND 1996
                   (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                             1997                 1996
                                          ----------           ----------

Net income                                  $  5,100            $  3,607
                                          ----------           ----------
                                          ----------           ----------

Weighted average number of
  Class A common shares                        3,842                 -

Weighted average number of
  Class B common shares                        4,963               5,002

Dilutive effect of outstanding
  stock options after application
  of the treasury stock method (1)                58                  27
                                          ----------           ----------

Common and common equivalent
  shares outstanding                           8,863               5,029
                                          ----------           ----------
                                          ----------           ----------

Net income per common and
  common equivalent share(1)                $   0.58            $   0.72
                                          ----------           ----------
                                          ----------           ----------

(1) The calculation of net income per common and common equivalent share for the three months ended June 30, 1997 and 1996 are the same on a primary and fully diluted basis.

                                                                EXHIBIT 11
                                                                (CONTINUED)

                      DURA AUTOMOTIVE SYSTEMS, INC.
             STATEMENT OF COMPUTATION OF EARNINGS PER SHARE
            FOR THE SIX MONTHS ENDED JUNE 30, 1997 AND 1996
                   (IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                   1997            1996
                                               ------------    -----------

Net income                                      $  8,644         $  4,954
                                               ------------    -----------
                                               ------------    -----------

Weighted average number of
    Class A common shares                          3,828               -

Weighted average number of
    Class B common shares                          4,975            5,002

Dilutive effect of outstanding stock
    options after application of the
    treasury stock method (1)                         57               24
                                               ------------    -----------

Common and common equivalent
    shares outstanding                             8,860            5,026
                                               ------------    -----------
                                               ------------    -----------

Net income per common and
    common equivalent share (1)                  $  0.98          $  0.99
                                               ------------    -----------
                                               ------------    -----------

(1) The calculation of net income per common and common equivalent shares for the six months ended June 30, 1997 and 1996 are the same on a primary and fully diluted basis.

                                    - 17 -